EXHIBIT 99.4 - PRESS RELEASE DATED MARCH 21, 1996

                                 PRESS RELEASE

Electronic Systems Technology                   509-735-9092(O)
415 N. Quay Street  Kennewick  WA  99336        509-783-5475(FAX)

                    EST ANNOUNCES  1995  FINANCIAL INFORMATION

KENNEWICK, WASHINGTON --- March 21, 1996 --- Electronic Systems
Technology Inc. (EST) (OTC: ELST), a manufacturer of wireless modems, today announced sales and results of operations for the three and twelve month periods ended December 31, 1995.

EST reported record sales for 1995 of $1,535,071 compared to $1,197,720
for 1994.   Net income for 1995 was $267,709, or $0.05 per share,
compared with net income of $185,940, or $0.04 per share, for 1994.   For
the fourth quarter of 1995, EST reported net income of $49,000, or $0.01 per share, on sales of $381,000 compared with net income of $50,000 or $0.01 per share, on sales of $343,000 for the fourth quarter of 1994.

            SELECTED STATEMENT OF OPERATIONS INFORMATION SUMMARY
                           Three Months Ended    Twelve  Months Ended
                              (unaudited)

                             Dec 31      Dec 31        Dec 31      Dec 31
                               1995        1994          1995        1994
                            -------     -------     ---------   ---------
Sales         		         $  381,000     343,000   $ 1,535,071   1,197,720
Net income before tax        49,000      85,000       404,137     290,839
Net Income                   49,000      50,000       267,709     185,940
Weighted average common
     shares outstanding   5,433,174   5,360,982     5,433,174   5,360,982
Earnings per Share       $     0.01        0.01   $      0.05        0.04

                       SELECTED BALANCE SHEET INFORMATION
                                              Dec 31          Dec 31
                                                1995            1994
                                            --------        --------
Cash and cash equivalents                 $1,162,726         769,967
Total current assets                       1,857,415       1,483,045
Property & equipment (net)                   145,243         104,119
Total assets                               2,010,772       1,597,612
Total current liabilities                    133,592          33,197
Long-term debt                                   -0-             -0-
Stockholders' equity                       1,877,180       1,555,558

APPENDIX:

Item no. 1: (graphic material not included in electronic filing format)

The press release was published showing at top left of the press release, the Electronic Systems Technology, Inc. trademarked company logo, showing a black square field containing the stylized letters E S T.